Exhibit 99.1

red violet Executive Chairman Michael Brauser Steps Down from Board; Vice Chairman and CEO Derek Dubner Appointed Interim Chairman

BOCA RATON, Fla. – September 10, 2018 – Red Violet, Inc. (NASDAQ: RDVT), a leading information solutions provider, today announced that Executive Chairman Michael Brauser has resigned from the red violet Board of Directors, effective immediately. The red violet Board of Directors has accepted his resignation and appointed Vice Chairman and CEO Derek Dubner interim Chairman, effective immediately.

“It has been a great privilege to serve as the Executive Chairman of this extraordinary company. On September 7, 2018, I was named in an SEC civil lawsuit, along with multiple parties, in regard to several investments I have made in the past. The allegations against me are unrelated to, and do not involve, red violet and are completely baseless and I will defend the case vigorously,” stated Michael Brauser. “Notwithstanding, so that my involvement in this suit does not serve as a distraction to the incredible progress of the company, I am resigning from the Board and my executive chairman position, relinquishing my management and oversight of day-to-day activities of the company. While it saddens me to do so, this is in the best interest of the company during this period as it continues to expand on its path to profitability.”

About red violet®

At red violet, we believe that time is your most valuable asset. Through powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most—running their organizations with confidence. Through leading-edge, proprietary technology and a massive data repository, our data and analytical solutions harness the power of data fusion, uncovering the relevance of disparate data points and converting them into comprehensive and insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business, from managing risk, conducting investigations, identifying fraud and abuse, and collecting debts. At red violet, we are dedicated to making the world a safer place and reducing the cost of doing business. For more information, please visit www.redviolet.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in red violet’s Information Statement filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investors Relations Contact:

Camilo Ramirez

Red Violet, Inc.

561-757-4500

ir@redviolet.com

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